Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E. Harris
Chairman/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION REPORTS FIRST QUARTER EARNINGS

CHARLOTTE, N.C., Feb 3, 2005 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its first fiscal quarter, which ended December 31, 2004.

     First quarter highlights:

•	Net revenue increased 19.1%

•	Adjusted EBITDA rose 41.4%

•	Same facility hospital net revenue increased 9.4%

•	Same facility adjusted admissions increased 8.6%

First Quarter 2005 Results

     MedCath’s net revenue increased 19.1% to $184.8 million in the first quarter of fiscal 2005 from $155.1 million in the first quarter of fiscal 2004. Income from operations was $15.1 million in the first quarter of fiscal 2005, compared to $7.9 million in the first quarter of fiscal 2004. Adjusted EBITDA increased 41.4% to $25.2 million from $17.8 million and income from continuing operations was $2.6 million, or $0.14 per diluted share, in the first quarter of fiscal 2005, compared to income from continuing operations $765,000, or $0.04 per diluted share, in the first quarter of fiscal 2004.

     Net income for the quarter, including the results of The Heart Hospital of Milwaukee, which is accounted for as discontinued operations, totaled $4.5 million, or $0.24 per diluted share compared to net loss of $933,000, or $0.05 per share in the first quarter of fiscal 2004.

     During the first quarter of fiscal 2005, MedCath sold the assets of The Heart Hospital of Milwaukee and closed the facility’s operations. For the first fiscal quarter of 2005, MedCath’s results include income from discontinued operations, net of taxes, of $1.9 million. Income from discontinued operations includes a gain on sale of the assets, less operating losses, facility closing costs and other related charges.

     “During the first quarter, we continued to benefit from management initiatives that were established over the past year,” said John T. Casey, MedCath’s chairman and chief executive officer. “We are now well positioned for long-term growth and are actively pursuing joint venture opportunities that will be beneficial to MedCath.”

Operating Statistics and Cash Flow

     Hospital admissions for the first quarter of fiscal 2005 increased 13.6% and adjusted admissions rose 18.2% from the first quarter of the previous fiscal year. Hospital division net revenue increased 22.4%. Same facility admissions increased 3.0%, adjusted admissions increased 8.6%, inpatient catheterization procedures increased 9.6% and inpatient surgical procedures increased 9.0%, which contributed to the increase in same facility hospital division net revenue of 9.4% during the quarter versus the prior year.

     Cash flow from operations totaled $9.8 million in the first quarter of fiscal 2005 in comparison to $6.3 million in the first quarter of fiscal 2004.

Use of Non-GAAP Financial Measures

     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest income; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.

     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath.” A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, February 10, 2005. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 3211353. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease. While each of its majority-owned hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath currently owns and operates twelve hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories.

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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2004. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.